EX 99-1



Vectren Corporation
P.O. Box 209
Evansville, IN  47702-0209

FOR IMMEDIATE RELEASE
October 12, 2004

Vectren Contacts: Media - Mike Roeder, (812) 491-4143 or mroeder@vectren.com Investor Relations - Steve Schein, (812) 491-4209 or sschein@vectren.com

OUCC Contact: Anthony Swinger, (317) 233-2747 or aswinger@oucc.IN.gov
CAC Contact: Jerry Polk, (317) 636-5165 or jpolk@mullettlaw.com
Industrial Group Contact:Jack Wickes,(317) 639-1210 or jwickes@lewis-kappes.com

       Settlement Reached on Vectren North Natural Gas Base Rate Increase Indianapolis, Ind. -- Vectren Corporation (NYSE: VVC), announced today that its utility subsidiary, Vectren Energy Delivery of Indiana - North (Vectren North), has entered into a settlement agreement with several parties, including the Indiana Office of Utility Consumer Counselor (OUCC), the Indiana Gas Industrial Group and the Citizens Action Coalition of Indiana, Inc. (CAC), regarding the proposed changes to the base rates and charges for Vectren North's gas distribution business in 49 central and southeastern Indiana counties. The settlement agreement was filed today with the Indiana Utility Regulatory Commission (IURC) and completes a collaborative effort between Vectren North and other interested parties to the proceeding resolving issues presented by the case. The IURC will now review the settlement and must approve the terms before it becomes final.

The settlement agreement provides for a $24 million increase in Vectren North's base distribution rates to cover the ongoing cost of operating, maintaining and expanding the approximately 12,000-mile distribution and storage system used to serve more than 525,000 customers. If approved by the IURC, the settlement will result in an approximate 3.5 percent increase in the total average bill for residential customers who heat their homes with natural gas.

The settlement also permits Vectren North to recover the on-going costs associated with the federal Pipeline Safety Improvement Act of 2002. The Pipeline Safety Improvement Tracker provides for the recovery of incremental non-capital dollars, capped at $2.5 million per year. Costs in excess of the annual cap amounts are deferred for future recovery.

The proceeding was initiated by Vectren North on March 19, 2004. Vectren North originally requested an increase of approximately $47 million, which would have increased an average residential consumer's monthly bill by about 7 percent. The request to adjust base rates was the first by Vectren North since 1991. Over the past 13 years, investments made to serve Vectren North customers have exceeded $270 million, and the amounts paid for taxes, health care, labor and other operating costs have increased as well. Terms of the settlement agreement include:
o   a rate increase of $24 million;

o a tracker to recover annual pipeline integrity compliance costs up to $2.5 million;

o   an authorized return on equity (ROE) of 10.6 percent;

o   an overall cost of capital of 8.38 percent;

o   a return on a $708 million rate base;

o a new rate design that includes a larger service charge, which is intended to address to some extent earnings volatility related to weather;

o a demand side management pilot program and market study to determine potential benefits associated with gas demand side management programs;and

o a statement by the parties urging the IURC for prompt approval in this proceeding.

"We have worked cooperatively with all the parties to craft a balanced settlement," said Vectren Chairman, CEO and President Niel C. Ellerbrook. "In order to attract new capital for future infrastructure improvements, it is critical for us to begin earning on the more than $270 million invested since the last rate case. This is a reasonable and fair outcome that will allow us to continue serving our customers with safe and reliable energy." "By cutting Vectren's requested increase in half, consumers' rates will be kept as low as reasonably possible, while providing the utility with the revenue it is allowed by law to ensure safe, reliable service for all of its customers," said Indiana Utility Consumer Counselor Anne E. Becker.

"The settlement also takes a major step toward a sustainable energy policy in Indiana," said Grant Smith, Executive Director of the Citizens Action Coalition of Indiana. According to Smith, "If approved, the settlement will result in new programs to help customers reduce their bills through investments in efficiency and creates an innovative and collaborative framework for including gas efficiency programs in utility long-term planning."

The settlement agreement addresses Vectren North's "non-gas" costs only. These costs represent between 25 and 30 cents of every dollar paid by customers for their gas service. These "non-gas" costs are incurred to build, operate and maintain the pipes, other equipment and systems that are used to deliver gas across Vectren North's system to its customers. The remaining 70 to 75 cents of each dollar represent the cost of the gas used by customers. That gas is purchased on the competitive wholesale market by Vectren North on behalf of its customers, and its actions are subject to quarterly regulatory scrutiny under the state's Gas Cost Adjustment (GCA) procedures to ensure its purchasing actions are reasonable. Vectren North utilizes a portfolio approach to purchase gas to reduce price volatility. Under Indiana regulation, Vectren North and other Indiana natural gas utilities are not allowed to make a profit on the cost of gas.

Vectren North (formerly known as Indiana Gas Co.)serves all or a portion of Adams, Allen, Bartholomew, Blackford, Boone, Clark, Clay, Clinton, Daviess, Decatur, Delaware, Fayette, Floyd, Fountain, Grant,Greene, Hamilton, Hancock, Hendricks, Henry, Huntington, Jackson, Jay,Jefferson, Johnson, Lawrence, Madison, Marion, Martin, Miami, Monroe,Montgomery, Morgan, Orange, Owen, Parke, Putnam, Randolph, Rush, Shelby, Tippecanoe, Tipton, Vermillion, Vigo, Wabash, Warren, Wayne, Wells and White counties.

This case does not affect gas or electric rates for customers of Vectren South (formerly known as Southern Indiana Gas and Electric Co.), which serves customers in nine southwestern Indiana counties.